FOR IMMEDIATE RELEASE:

GAIN Capital Prices $70 Million Convertible Senior Notes Due 2018

Bedminster, New Jersey, November 22, 2013 — GAIN Capital Holdings, Inc. (NYSE: GCAP) announced today the pricing of its upsized offering of $70 million aggregate principal amount of Convertible Senior Notes due 2018 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  GAIN Capital also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover over-allotments.  The sale of the notes is expected to close on November 27, 2013, subject to customary closing conditions.

GAIN Capital expects that the net proceeds from this offering will be approximately $67.5 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by GAIN Capital.  GAIN Capital intends to use the net proceeds of the offering to repay $33.2 million principal amount of outstanding indebtedness, which will be repaid at a $2.0 million discount, to repurchase 612,430 shares of common stock at an aggregate purchase price of $5.4 million pursuant to its previously announced share repurchase program, and for general corporate purposes, which may include strategic acquisitions.  Of the 612,430 shares of common stock so repurchased, 50,000 shares were repurchased in open market transactions executed in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, and 562,430 shares were repurchased after regular trading hours from purchasers of the notes in privately negotiated transactions.

Jefferies LLC and Keefe, Bruyette & Woods, a Stifel Company, acted as joint book-running managers of the offering.

The notes will be unsecured, senior obligations of GAIN Capital, and will bear interest at a fixed rate of 4.125% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2014.  The notes will be convertible at any time prior to the close of business on the business day immediately preceding June 1, 2018 only upon the occurrence of specified events; thereafter, until the close of business on the business day immediately preceding the maturity date of December 1, 2018, the notes will be convertible at any time.  Conversions of the notes will be settled by the delivery and/or payment of GAIN Capital common stock, cash, or a combination thereof, at GAIN Capital’s election (subject to certain limitations).  The conversion rate will initially be 83.3333 shares of GAIN Capital’s common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $12.00 per share of common stock).  The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest, except in limited circumstances.

If GAIN Capital undergoes a fundamental change (as defined in the indenture governing the notes), holders may require GAIN Capital to repurchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.  In addition, if a make-whole fundamental change (as defined in the indenture governing the notes) occurs, GAIN Capital may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  Any offer of the securities will be made only by means of a private offering memorandum.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Forward Looking Statements

This press release includes forward-looking statements regarding GAIN Capital’s financing plans, including statements related to GAIN Capital’s offering of the notes and intended use of net proceeds of the offering.  Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether GAIN Capital will be able to satisfy the conditions required to close the sale of the notes and the anticipated use of the net proceeds from the sale of the notes.  GAIN Capital’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although GAIN Capital’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by GAIN Capital.  As a result, you are cautioned not to rely on these forward-looking statements.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

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